Exhibit 4.4

SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as December 8, 2011 among Foresight Energy Services LLC (a “Guaranteeing Subsidiary”), a subsidiary of Foresight Energy LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Issuer, Foresight Energy Corporation (or its permitted successor), a Delaware corporation (the “Co-Issuer,” and, together with the Company, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 12, 2010, providing for the issuance of 9.625% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuers and the Subsidiaries have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

GUARANTEES

Section 2.01. The Guarantees. Subject to the provisions of this Article, the Guaranteeing Subsidiary hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon any redemption, by declaration or acceleration, or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under the Notes, and the full and punctual payment of all other amounts payable by the Issuers under the Indenture. Upon failure by the Issuers to pay punctually any such amount, the Guaranteeing Subsidiary shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture. The Guaranteeing Subsidiary further agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Agent in enforcing or exercising any rights under this Note Guarantee.

Section 2.02. Guarantee Unconditional.

(a) The obligations of the Guaranteeing Subsidiary hereunder are direct, unsubordinated, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(1) any extension, renewal, settlement, compromise, failure to enforce, waiver or release in respect of any obligation of the Issuers under the Indenture, this Supplemental Indenture or under the Notes, by operation of law or otherwise;

(2) any rescission, waiver or, subject to Section 10.03 of the Indenture, any modification or amendment of or supplement to, the Indenture or the Notes;

(3) the occurrence or notice of any default or event of default under the Indenture or under any other agreement,

(4) any change in the corporate existence, structure or ownership of an Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting an Issuer or their assets or any resulting release or discharge of any obligation of an Issuer contained under the Indenture or under the Notes;

(5) the existence of any claim, setoff or other rights which the Guaranteeing Subsidiary may have at any time against an Issuer, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(6) any invalidity or unenforceability relating to or against an Issuer for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by an Issuer of the principal of or interest on the Notes or any other amount payable by an Issuer under the Indenture; or

(7) any other act or omission to act or delay of any kind by an Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guaranteeing Subsidiary’s obligations hereunder.

Section 2.03. Discharge; Reinstatement. The Guaranteeing Subsidiary’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under the Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuers under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of an Issuer or otherwise, the Guaranteeing Subsidiary’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 2.04. Waiver by the Guaranteeing Subsidiary. The Guaranteeing Subsidiary irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for under the Indenture or herein, as well as any requirement that at any time any action be taken by any Person against an Issuer or any other Person.

Section 2.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuers under this Article, the Guaranteeing Subsidiary will be subrogated to the rights of the payee against the Issuers with respect to such obligation, provided that the Guaranteeing Subsidiary may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Guarantor (including the Guaranteeing Subsidiary), with respect to such payment so long as any amount payable by the Issuers hereunder or under the Notes remains unpaid.

Section 2.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by an Issuer under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of such Issuer, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guaranteeing Subsidiary hereunder forthwith on demand by the Trustee or the Holders.

Section 2.07. Limitation on Amount of Guarantee. Notwithstanding anything to the contrary in this Article, the Guaranteeing Subsidiary, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guaranteeing Subsidiary not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. To effectuate that intention, the Trustee, the Holders and the Guaranteeing Subsidiary hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary under its Note Guarantee are limited to the maximum amount that would not render the Guaranteeing Subsidiary’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law.

Section 2.08. Execution and Delivery of Guaranty. The execution by the Guaranteeing Subsidiary of this Supplemental Indenture evidences the Note Guarantee of the Guaranteeing Subsidiary, whether or not the person signing as an officer of the Guaranteeing Subsidiary still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Supplemental Indenture on behalf of the Guaranteeing Subsidiary.

ARTICLE III

CONSOLIDATION OF SUBSIDIARY GUARANTOR

Section 3.01. Guaranteeing Subsidiary may Consolidate, etc. on Certain Terms.

(a) The Guaranteeing Subsidiary shall not (i) consolidate with or merge with or into any Person, or (ii) sell, convey, transfer or dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person, unless:

(i) the other Person is an Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii) (1) either (x) the Guaranteeing Subsidiary is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guaranteeing Subsidiary under its Note Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guaranteeing Subsidiary or the sale or disposition of all or substantially all the assets of the Guaranteeing Subsidiary (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted under the terms of the Indenture.

(b) In case of any consolidation, merger, sale or conveyance of the Guaranteeing Subsidiary pursuant to Section 5.01(d) of the Indenture, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of a Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by such Guarantor, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guaranteeing Subsidiary. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Note Guarantees had been issued at the date of the execution of the Indenture.

(c) Except as set forth in Article V of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in this Supplemental Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into an Issuer or another Guarantor, or shall prevent any sale, conveyance, transfer or disposal of the property of a Guarantor or the Guaranteeing Subsidiary as an entirety or substantially as an entirety to an Issuer, the Guaranteeing Subsidiary or another Guarantor.

ARTICLE IV

RELEASES

Section 4.01. Releases. The Note Guarantee of the Guaranteeing Subsidiary shall be released and terminated upon:

(a) a sale or other disposition of Capital Stock (including by way of consolidation or merger) of the Guaranteeing Subsidiary following which it is no longer a direct or indirect Subsidiary of the Company or the sale or disposition of all or substantially all the assets of the Guaranteeing Subsidiary (other than to the Company or a Restricted Subsidiary);

(b) the designation by the Company of the Guaranteeing Subsidiary as an Unrestricted Subsidiary,

(c) if the Note Guarantee was required pursuant to the terms of Section 4.13 of the Indenture, the cessation of the circumstances requiring the Note Guarantee,

(d) defeasance or discharge of the Notes, as provided in Article Eight of the Indenture, or

(e) the release, other than the discharge through payment by the Guaranteeing Subsidiary, of all other Guarantees by such Restricted Subsidiary of Debt of the Company or any other Restricted Subsidiary, provided that any such event occurs in accordance with all other applicable provisions under the Indenture, as amended from time to time.

ARTICLE V

MISCELLANEOUS

Section 5.01. Incorporators, Stockholders, Officers and Directors of Issuer Exempt from Individual Liability. No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Note Guarantee, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of an Issuer or the Guaranteeing Subsidiary, or of any successor, either directly or through an Issuer, the Guaranteeing Subsidiary or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

Section 5.02. Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture, the Indenture and the Notes, without giving effect to applicable principles of conflict of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 5.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.04. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.05. The Trustee and Agent. Neither the Trustee nor the Paying Agent shall be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: December 8, 2011

Foresight Energy Services LLC

By:	/s/ Michael J. Beyer
	Name:	Michael J. Beyer
	Title:	President

Foresight Energy LLC

By:	/s/ Michael J. Beyer
	Name:	Michael J. Beyer
	Title:	President

Foresight Energy Corporation

By:	/s/ Michael J. Beyer
	Name:	Michael J. Beyer
	Title:	President

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Craig A. Kaye
	Name:	Craig A. Kaye
	Title:	Vice President